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Exhibit 10.13

PATENT ASSIGNMENT AND SECURITY AGREEMENT

        This Patent Assignment and Security Agreement (the "Agreement") is made effective as of December 28, 2005 (the "Effective Date") between GenVec Inc. ("GenVec"), a Delaware corporation, with an address at 65 West Watkins Mill Road, Gaithersburg, MD 20878, and Mytogen, Inc. ("Buyer"), a Delaware corporation, with an address at P.O. Box 50576, Phoenix, Arizona 85076-0576.

        WHEREAS, the parties are entering into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), pursuant to which GenVec is transferring to Buyer certain of its assets relating to Cell Therapy; and

        WHEREAS, as a condition to, and contemporaneous with, the closing of the Asset Purchase Agreement, the parties are entering into this Agreement, pursuant to which Buyer shall acquire certain patents and patent applications of GenVec and certain agreements relating thereto;

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    Definitions

        1.1.  "Affiliate" means, with respect to any party, (i) any other person of which securities or other ownership interests representing more than five percent (5%) of the voting interests are, at the time such determination is being made, beneficially owned or Controlled by such Person, or (ii) any other person that, at the time such determination is being made, is directly or indirectly Controlling, Controlled by or under common Control with such Person. For the purposes hereof, (a) "Control," whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to affirmatively direct, or affirmatively cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and (b) a "beneficial owner" of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (x) voting power, which includes the power to vote, or direct the voting of, such security, or (y) investment power, which includes the power to dispose, or to direct the disposition of, such security.

        1.2.  "Assigned Agreements" means the Cardion Agreement and the Terumo Agreement.

        1.3.  "Assigned Patents" means the patents and patent applications identified on Schedule 1 to Exhibit A.

        1.4.  "Cardion Agreement" means that certain Patent License Agreement between Cardion Pharmaceuticals, Inc. and Diacrin, Inc. dated as of September 30, 2002, as the same may be amended, restated, supplemented or otherwise modified prior to the date hereof or as permitted pursuant to the terms of this Agreement.

        1.5.  "Cell Therapy" means autologous and allogenic skeletal myoblasts for cardiac therapy.

        1.6.  "Gross Revenue," with respect to a product, process, or service, means:

    (i)
    If the product, process, or service is provided to a third party other than a Special Party, Buyer or its Affiliate's or licensee's actual gross revenues, determined in accordance with generally accepted accounting principles, consistently applied, including sale proceeds, license fees, royalties, lease payments and interest income actually received from third parties;

    (ii)
    If the product, process, or service is provided is provided to a Special Party for resale, the greater of Buyer or its Affiliate's or licensee's actual gross revenues as described in clause (i) above or the Special Party's gross revenues as described in clause (i) above; or

    (iii)
    If the product, process, or service is provided to a Special Party for use by such Special Party, the gross revenues that would have resulted from a hypothetical arm's-length sale by Buyer or its Affiliate or licensee to a third party if such third party were not a Special Party. The parties shall seek to agree to such amount based on recent sales or licenses or other relevant considerations.

        1.7.  "Net Sales Revenue" means Gross Revenue of Buyer or its Affiliates or licensees from sales or other provision of products, processes or services, where such products, processes or services are disclosed or claimed in the Patents, developed, manufactured or provided using the Related Trade Secrets, or otherwise derived from the Patents or Related Trade Secrets, less:

    (i)
    Rebates granted and customary trade, quantity or cash discounts actually allowed and taken, except rebates or discounts granted wholly in consideration of a third party's agreement to purchase any product, process or service not resulting to payment to GenVec under Article 4, and provided that rebates or discounts granted partially in consideration of a third party's agreement to purchase any product, process or service not resulting to payment to GenVec under Article 4 shall be allocated among all the applicable products, processes and services in proportion to the fair market value of the purchases occasioning such rebates or discounts.

    (ii)
    Amounts actually repaid by reason of rejection or return of products;

    (iii)
    Actual freight and insurance costs in transporting products to third parties if separately stated on a bill or invoice and paid by the third party;

    (iv)
    Sales, value-added and other direct taxes, customs duties and other government charges incurred and paid if separately stated on a bill or invoice and paid by the third party;

    (v)
    Bad debt relating to sales of such products, process and services.; and

    (vi)
    Any Losses (as defined in Section 7.1) for which GenVec is not liable by operation of Sections 6.3, 7.1 and 7.2 that are actually paid by Buyer to a third party other than an Affiliate of Buyer and that arise from infringement by any of the Assigned Patents or Related Trade Secrets of a patent, copyright, trade secret or other proprietary right owned by such third party and in existence on or prior to the Effective Date. For the avoidance of doubt, Buyer may not so deduct amounts payable to third parties, whether under license agreements or otherwise, with respect to delivery devices and other technologies not practiced by GenVec prior to the Effective Date, and any such Losses may be deducted from Gross Revenues only prospectively, after payment by Buyer. Under no circumstances shall GenVec be liable for such Losses apart from prospective deduction as permitted by this clause (vi).

        1.8.  "Patents" means the Assigned Patents and Related Patents.

        1.9.  "Related Patents" means (i) any divisionals, continuations, continuations-in-part, and foreign counterparts of the Assigned Patents and other patents and patent applications filed by or on behalf of Buyer disclosing substantially the same subject matter or claiming priority to the Assigned Patents; (ii) any patents that issue on patent applications included among the foregoing or among the Assigned Patents; and (iii) any reissues, reexaminations, renewals, amendments and extensions of the foregoing or of the Assigned Patents.

        1.10. "Related Trade Secrets" means any trade secrets owned by GenVec that, as of the Effective Date, are primarily used by GenVec as means of practicing the Assigned Patents or otherwise primarily used by GenVec in its Cell Therapy program.

        1.11. "Special Party" means an Affiliate of Buyer or Buyer's licensee, or any other person enjoying a special course of dealing with Buyer, an Affiliate of Buyer or Buyer's licensee. A "special course of dealing" shall include co-marketing or other arrangements with a third party wherein the third party sells a product, process or service and Buyer, an Affiliate of Buyer or Buyer's licensee receives additional compensation based on the ultimate sale of the product, process or service; arrangements under which a third party sells a product, process or service under a private labeling arrangement; and barter arrangements in which Buyer, an Affiliate of Buyer or Buyer's licensee exchanges a product, process or service with a third party for another a product, process or service in-kind.

        1.12. "Terumo Agreement" means that certain Development and License Agreement between Terumo Corporation and Diacrin, Inc. dated September 4, 2002, as amended, as transferred to GenVec pursuant to that certain Agreement and Plan of Merger, dated as of April 14, 2003, as the same may be amended, restated, supplemented or otherwise modified prior to the date hereof or as permitted pursuant to the terms of this Agreement.

        1.13 "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

2.    Assignment of Patents and Related Trade Secrets; Residual Rights

        2.1.  Upon the execution of this Agreement, GenVec shall sign and deliver a Patent Assignment in the form of Exhibit A assigning the Assigned Patents to Buyer.

        2.2.  GenVec hereby sells, assigns, transfers and sets over to Buyer its entire right, title and interest in, to and under the Related Trade Secrets, all said rights to be held and enjoyed by Buyer for its own use and enjoyment and for the use and enjoyment of its successors and assigns as fully and entirely as the same would have been held and enjoyed by GenVec if this assignment, transfer, and sale had not been made, and further including the right to recover damages and/or profits that have arisen from misappropriation of such Related Trade Secrets.

        2.3.  Buyer, at its sole cost and expense, shall have sole control over the filing, prosecution, maintenance and enforcement of the Patents. Notwithstanding the foregoing, if Buyer decides to abandon any patent or patent application included in the Patents (including by deciding not to continue prosecution, pay issuance or maintenance fees or defend in a reexamination or opposition proceeding), then Buyer shall notify GenVec in writing at least thirty (30) days before the relevant filing deadline and promptly provide GenVec all related information reasonably requested by GenVec, and if GenVec wishes to continue to maintain the patent or prosecute the patent application, then (i) Buyer promptly shall assign its rights with respect to the patent or patent application to GenVec; (ii) GenVec, at its sole cost and expense, may maintain the patent or prosecute the patent application and maintain any patent issuing on the patent application; and (iii) Buyer shall retain a perpetual, irrevocable, non-transferable, nonexclusive license, without the right to sublicense, to practice the patent or patent application and any patents issuing thereon (including by making, having made, using, importing, offering for sale and selling embodiments of the inventions claimed therein), subject to Buyer's making the payments required by Article 4.

        2.4.  GenVec retains, and immediately upon execution and delivery of this Agreement and the Patent Assignment described in Section 2.1 Buyer shall be deemed to grant to GenVec, a perpetual, irrevocable, transferable, worldwide, fully-paid up, royalty-free nonexclusive license, with the right to grant and authorize sublicenses, to practice the Patents (including by making, having made, using, importing, offering for sale and selling embodiments of the inventions claimed therein) and Related Trade Secrets in connection with products, processes or services developed or provided by GenVec other than Cell Therapy products, processes and services and to disclose the Related Trade Secrets under an appropriate confidentiality obligation in connection with products, processes or services developed or provided by GenVec other than Cell Therapy products.

3.    Assignment of Agreements

        Pursuant to the Asset Purchase Agreement, GenVec is assigning and delegating to Buyer the Assigned Agreements. Without limiting any rights or remedies available under the Assigned Agreements or at law or equity, Buyer hereby confirms that it accepts, assumes, becomes responsible for and agrees to fully perform and discharge, the Assigned Agreements.

4.    Payments

        4.1.  Without limiting the provisions of the Asset Purchase Agreement, Buyer shall pay GenVec for the Assigned Patents, Related Trade Secrets and Assigned Agreements, as well as the other assets transferred to Buyer pursuant to the Asset Purchase Agreement, as follows:

    (i)
    Buyer shall pay GenVec one half of the first milestone payment (currently anticipated to be two million U.S. dollars ($2,000,000)) if and when actually received by Buyer or its nominee pursuant to Section 4.2(1) of the Terumo Agreement, provided that Buyer shall not amend or waive its rights under the Terumo Agreement so as to reduce the amount payable by Terumo as the first milestone payment to less than two million U.S. dollars ($2,000,000) unless Buyer pays GenVec one million U.S. dollars ($1,000,000) when Buyer or its nominee receives its first payment from Terumo or at the time the first milestone payment otherwise would have been due, whichever is earlier.

    (ii)
    Buyer shall pay GenVec four percent (4%) of Net Sales Revenue from sales or other provision of products, processes or services from the Effective Date through the expiration date of the last of the Patents to expire, or the date ten (10) years after the first commercial sale of products, processes or services on which a payment is payable hereunder, or December 31, 2025, whichever is later, except that in the case of "Licensed Products" (as defined in the Terumo Agreement) sold or otherwise disposed of under the Terumo Agreement, Buyer shall pay GenVec four percent (4%) of, and "Net Sales Revenue" shall be deemed to mean, "Net Sales" as defined in the Terumo Agreement. For the avoidance of doubt, the parties confirm that in recognition of GenVec's transfer of the Related Trade Secrets and the assets transferred under the Asset Purchase Agreement, the payment required by this paragraph (ii) intentionally and reasonably applies to activities beyond the scope of the Assigned Patents, and that it constitutes consideration for the assignment of the Assigned Patents and other assets, and not a royalty or license fee.

    (iii)
    If, during the first twenty-four (24) months following the Effective Date, Buyer or one or more shareholders of Buyer initiate a transaction or series of transactions with one or more third parties to (a) merge or consolidate Buyer with or into another entity, (b) sell or otherwise dispose of all or substantially all of Buyer's assets, including the Patents and Related Trade Secrets, (c) sell or otherwise dispose of a Controlling interest in Buyer's capital stock, or (d) grant a license with respect to the Patents or Related Trade Secrets, then subject to the remainder of this paragraph (iii), GenVec shall be entitled to receive a payment from Buyer or Buyer's successor by way of merger in an amount equal to ten percent (10%) of the net proceeds of transaction(s) as described in clause (a) through (c) above and ten percent (10%) of the net proceeds of up-front license fees, milestone payments and other payments that are not running royalties pursuant to transaction(s) as described in clause (d) above. For the purpose of the immediately preceding sentence, "net proceeds" means the gross proceeds of such transaction(s) less any commission or finders fee payable out of such proceeds. Notwithstanding the foregoing, if, in such a transaction, Buyer or its shareholders receive stock or other non-cash consideration, the parties will negotiate in good faith to determine an appropriate method for providing GenVec with the payment provided in this paragraph (iii); provided, however, that in such instance GenVec will not be entitled to receive its ten percent (10%) share thereof in cash unless expressly agreed to buy Buyer, so long as GenVec is treated no less favorably than Buyer's investors; and provided, further, that GenVec acknowledges that any non-cash consideration received by it pursuant to this paragraph (iii) may be subject to restrictions on transferability, and GenVec agrees that it will abide by such restrictions on transferability, including by executing any reasonable agreements or other documents that may be necessary or appropriate to effectuate such restrictions.

        4.2.  Payments under Section 4.1(ii) shall be made quarterly, within thirty (30) days after the end of each calendar quarter for revenue received or recognized during the calendar quarter, or if no payment is due for a particular calendar quarter, Buyer shall notify GenVec of the same by no later than the date on which the payment otherwise would be due. Each such payment shall be accompanied by a true and accurate written report showing the following as they apply to the calendar quarter immediately preceding the date of such report:

    (i)
    The quantities on a country-by-country basis of each product, process or service billed or invoiced during the immediately preceding calendar quarter;

    (ii)
    The computation of the Net Sales Revenue of each such product, process or service (including a detailed accounting of any allowed deductions from the billed or invoiced amounts to arrive at Net Sales Revenue), and the U.S. dollar value of such Net Sales Revenue;

    (iii)
    The U.S. dollar value of the required payment based on the Net Sales Revenue; and

    (iv)
    Certification of the correctness and completeness of the foregoing by an executive officer of Buyer.

        4.3.  In the case of payments under Section 4.1(ii):

    (i)
    If such payments are based on payments to Buyer or its Affiliates or licensees for products, processes or services denominated in a currency other than U.S. dollars, the amount payable to GenVec shall first be determined in such currency and then be converted into its equivalent in U.S. dollars at the average of the New York foreign exchange selling rate for such currency during the last fifteen (15) business days of the calendar quarter for which payment is due, as published by The Wall Street Journal, or if such rate is not so published, at the average of the selling rate for such currency during the last fifteen (15) business days of the calendar quarter for which payment is due, as published by a bank chosen by GenVec and reasonably acceptable to Buyer.

    (ii)
    If Buyer or its Affiliate or licensee receives any fixed payment, fee or other cash or non-cash consideration from a third party in consideration of any discount, credit or allowance granted to such third party in connection with any product, process or service for which a payment is due, then Buyer shall pay to GenVec a royalty equal to the product of such consideration (or the fair market value thereof, provided that GenVec shall not unreasonably withhold its agreement to a determination of such fair market value made in good faith by Buyer's board of directors) multiplied by the royalty rate. Buyer shall report on the amount of any such consideration, and the royalty payable thereon in U.S. dollars, in the report required by Section 4.2.

        4.4.  Payments under Sections 4.1(i) and (iii) shall be made within thirty (30) days after receipt of the applicable milestone payment or proceeds. Buyer shall provide such substantiation of the calculation of such payments as GenVec may reasonably request.

        4.5.  All payments hereunder shall be paid in U.S. dollars by wire transfer, or by such other method as may be mutually agreed upon, for value no later than the due date thereof (with twenty-four

(24) hours advance notice of each such wire transfer) to such bank account or accounts as GenVec may from time to time designate in writing. It is of the essence of this Agreement that all payments hereunder shall be made in full when due, without any right of offset against any amounts otherwise purportedly due to Buyer.

        4.6.  If Buyer fails to make any payment required under this Agreement on or before the date due, such party shall pay interest on such amount at the rate of one and a half percent (1.5%) per month (eighteen percent (18%) per annum), which interest shall accrue from the date the payment not timely made became due until the date such payment is paid in full. If such rate exceeds the highest rate allowed by applicable law, then the highest rate allowed by law shall apply.

        4.7.  If Buyer is required by law to withhold any taxes on the transfer of any payments under this Agreement, Buyer shall secure proof of any such tax payment, and send such proof to GenVec together with such other documents as GenVec may reasonably require in order to secure a refund of or credit for the amount of such payment. Except for the foregoing, each party shall be responsible for any taxes that are levied on it in connection with its obligations under this Agreement.

        4.8.  Buyer shall not, absent GenVec's written consent, amend any Assigned Agreement, sell or otherwise dispose of any Patents or Related Trade Secrets, consummate any other transaction or take any other action with the purpose or effect of materially negatively affecting the payments to GenVec contemplated hereunder or providing a financial benefit to Buyer relating to the Patents, the Related Trade Secrets or the Assigned Agreements that does not also result in an appropriate financial benefit to GenVec as contemplated hereunder.

        4.9.  Buyer shall keep full, true and accurate books of account containing all particulars and reasonable supporting documentation that may be necessary for the purpose of determining applicable Net Sales Revenue, payments hereunder, and Buyer's compliance in other respects with its obligations under this Agreement and shall require its licensees to do the same. Such records shall be kept at Buyer's principal place of business and shall be open during normal business hours for inspection no more frequently than once each calendar year for five (5) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available) by GenVec or its representatives (at GenVec's expense) for the purpose of verifying Buyer's royalty reports and/or compliance in other respects with the terms of this Agreement. Notwithstanding the foregoing, if GenVec is acquired by, or merges with, a direct competitor of Buyer, the competitor will not have direct access to Buyer's books and records under this Section 4.9 and may exercise GenVec's rights under this Section 4.9 only through an independent third party accounting or consulting firm, except that such independent firm may report its conclusions to the competitor, and in the event of an underpayment disclose such supporting information as may be necessary for enforcement of GenVec's rights under this Agreement. Buyer shall use commercially reasonable efforts to require its licensees to agree that GenVec shall have the same rights of inspection of Buyer's licensees' records, and GenVec also shall have the right (at GenVec's expense) to participate in any inspection or audit of its licensees that Buyer may conduct. If Buyer's records are insufficient for the foregoing purposes or any such inspection or audit of Buyer's records conducted by an independent public accounting firm discloses an underpayment of five percent (5%) or more of the amount actually due for any quarterly period, then, in addition to any other rights and remedies available to GenVec under this Agreement, Buyer shall promptly pay the reasonable cost of such inspection or audit after such party's receipt of the bill or invoice for such inspection.

        4.10. Buyer shall be free to establish all prices, royalties, license fees and other amounts charged by Buyer to its licensees and other third parties. Buyer makes no representation or warranty, and gives no assurance whatsoever, as to any minimum amount of Gross Revenues to be generated or any minimum royalties to be paid to GenVec pursuant to this Agreement.

5.    Commercialization

        5.1.  Buyer shall, at its sole cost and expense, use commercially reasonable efforts to further and advance Cell Therapy employing the Patents and Related Trade Secrets towards various commercial applications, including the continuance of phase I clinical studies and, if commercially reasonable, with progression to further stages of development, regulatory approval, manufacture, product introduction, marketing and distribution in major markets. Without limiting the generality of the foregoing, Buyer shall diligently perform the activities contemplated by the Development Plan attached as Exhibit B; provided, however, that Buyer's performance of such activities will be subject to Section 5.2 and Buyer will not be obligated to expend the specific dollar amounts set forth in Exhibit B. Buyer shall provide GenVec such information as it may reasonably request to enable GenVec to assess Buyer's progress toward commercialization of Cell Therapy.

        5.2.  In the event that, in any twelve (12) month period during the first five (5) years after the Effective Date, Buyer expends direct funding for its program of developing and commercializing Cell Therapy products, processes and services employing the Patents and Related Trade Secrets at a level of less than one and one-half million U.S. dollars ($1,500,000), or after Buyer has sold or otherwise disposed of the Patents and Related Trade Secrets the subsequent owner thereof expends direct funding for its program of developing and commercializing Cell Therapy products, processes and services employing the Patents and Related Trade Secrets at a level of less than three million U.S. dollars ($3,000,000), GenVec may give Buyer or such subsequent owner written notice requiring it to take remedial steps. After having given such notice, GenVec may by further written notice declare the same to be an Event of Default as described in Section 8.5 if (i) Buyer or such subsequent owner does not promptly either (a) commence and continue taking the steps required by Section 5.1 and funding such program at such level (including making up any prior deficiency within a reasonable time) or (b) diligently commence searching for a buyer of Buyer or all or substantially all of Buyer's assets in a transaction that will result in payment to GenVec under Section 4.1(iii) or assumption by such buyer of all of Buyer's obligations under this Agreement, including its obligations under Section 5.1 (which the buyer thereafter must begin performing promptly) and its obligation to make payments to GenVec under Article 4, as contemplated by Section 9.7; or (ii) having commenced searching for a buyer as described in clause (i)(b) above, Buyer or such subsequent owner either (a) ceases to pursue such search diligently or (b) fails to close such a sale of Buyer or its assets within six (6) months after the date of GenVec's notice requiring Buyer or such subsequent owner to take remedial steps. If GenVec so declares an Event of Default, then, without limiting the provisions of Section 8.5, Buyer or such subsequent owner shall within five (5) days sign and deliver to GenVec an assignment of the entire right, title and interest in, to and under the Patents and Related Trade Secrets in substantially the form of Exhibit A, with the necessary changes in detail, and assign and delegate to GenVec the Assigned Agreements and any other licenses of the Patents that GenVec is prepared to assume.

6.    Representations and Warranties; Limitation of Liability

        6.1   The representations and warranties of the parties set forth in Sections 3.1, 3.2, 3.3 and 4 of the Asset Purchase Agreement are incorporated by reference and made a part of this Agreement.

        6.2.  Buyer represents and warrants to GenVec that:

    (i)
    It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has not been known by, or used, any other name (including trade names);

    (ii)
    Buyer's mailing address as of the date of this Agreement is as set forth in the introductory paragraph to this Agreement.

    (iii)
    The security interests created by Article 8 constitute valid security interests under the Uniform Commercial Code ("UCC") securing the Obligations (defined below); and

    (iv)
    When a financing statement in the form attached as Exhibit D shall have been filed with the Secretary of State of the State of Delaware and the Memorandum of Security Interest in the form attached as Exhibit C shall have been recorded with the United States Patent and Trademark Office as required by Section 8.3, as applicable, the security interests created by Article 8 shall constitute perfected security interests in the Collateral (as defined in Section 8.1), ranking prior to all other liens, encumbrances, and rights of others therein (other than liens that by statute are given a priority senior to that of GenVec).

        6.3.  THE PARTIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as (i) a representation or warranty by GenVec as to the validity or scope of any Patent or any claim thereof, (ii) a representation or warranty by GenVec that Cell Therapy or any product, process or service provided by Buyer or its licensees is or will be free from infringement of rights of third parties, (iii) conferring by implication, estoppel or otherwise, any license or rights under any patents, patent applications, trade secrets or other intellectual property rights of GenVec other than the Assigned Patents and Related Trade Secrets, or (iv) imposing on GenVec any responsibilities with respect to the manufacture, use, sale or importation of Cell Therapy or any product, process or service provided by or through Buyer or its licensees.

        6.4.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF BUSINESS OR PROFITS, EVEN IF THE PARTIES ARE AWARE OF THE POSSIBILITY THEREOF, AND THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO SEEK THE FOREGOING.

7.    Indemnification and Insurance

        7.1.  GenVec shall not be liable to Buyer or any of its Affiliates, any of Buyer's licensees, or any other person for, and Buyer shall defend, indemnify and hold harmless GenVec, GenVec's Affiliates and their respective directors, officers, employees and agents (collectively, the "GenVec Indemnitees") from and against any losses, liabilities, costs, expenses (including reasonable attorneys' fees), claims, penalties, judgments and damages (including personal injury and property damages) in law, equity, or otherwise, whether now known, unknown, or suspected which have existed or may have existed, or which do exist or which hereafter can, shall or may exist ("Losses") and are imposed on, incurred by or asserted against the GenVec Indemnitees relating to, arising out of or resulting from (i) the manufacture, use, sale or importation of Cell Therapy or any product, process or service provided by or through Buyer or its licensees or otherwise from the practice or use of the Patents and Related Trade Secrets by Buyer or its licensees, (ii) the Assigned Agreements, (iii) Buyer's performance or breach of the Assigned Agreements or this Agreement, (iv) any litigation, proceeding or investigation instituted or conducted by any governmental authority or any other person with respect to any matter related to or any aspect of this Agreement, whether or not GenVec Indemnitees are a party thereto, or (v) the negligence, recklessness or willful misconduct of Buyer or any of its Affiliates, licensees, agents, employees or contractors. Notwithstanding the foregoing, Buyer will not be required to indemnify any GenVec Indemnitee for any Losses to the extent such Losses arise from or relate to the negligence or willful misconduct of GenVec or its Affiliates.

        7.2.  If any claim or cause of action alleging any of the foregoing is asserted by a third party against any of the GenVec Indemnitees, then: (i) GenVec shall notify Buyer promptly in writing of such claim or cause of action; (ii) GenVec may elect (but is not obligated) to direct the defense thereof through counsel selected by GenVec and reasonably acceptable to Buyer, and if GenVec does not do so, Buyer shall assume control of defense of such claim or cause of action through counsel selected by

Buyer and reasonably acceptable to GenVec and GenVec may, at its option and expense, participate in such defense, except that in the case of a conflict of interest between GenVec and Buyer, Buyer shall provide separate counsel for GenVec selected by GenVec; (iii) Buyer shall in any event pay on a current basis all costs of defense and settlement (including reasonable attorneys' fees) and bear the total costs of any court or arbitral award or settlement of such claim or cause of action; (iv) the parties shall in any event cooperate with one another in such defense; and (v) GenVec Indemnitees may, in their reasonable discretion, take such actions as they deem necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of the GenVec Indemnitees or their interests or any Collateral (defined below); provided, however, that (a) Buyer shall not be required to indemnify any GenVec Indemnitee for any settlement agreement entered into without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed; and (b) without the prior written consent of Buyer, which may be granted or withheld in Buyer's sole discretion, no GenVec Indemnitee may enter into any settlement agreement binding upon Buyer if such agreement would require Buyer to do (or not do) anything other than the payment of monetary damages which are fully indemnified hereunder.

        7.3.  At all times when Buyer is engaged in the development, manufacture, marketing or distribution of Cell Therapy or any product, process or service related in any way to this Agreement, Buyer shall maintain comprehensive general liability insurance in commercially reasonable amounts consistent with prevailing industry practices covering at least claims arising out of such activities and liabilities assumed under this Article 7. Without limiting the foregoing or Article 3, Buyer shall maintain the insurance required by Section 10.2 of the Terumo Agreement. GenVec shall be named as an additional insured under such insurance. Such insurance may not be terminated or cancelled unless GenVec is given thirty (30) days prior written notice. At the request of GenVec, Buyer shall provide certificates of such insurance issued by Buyer's insurance carrier. In no event shall the arrangements regarding insurance pursuant to this Section 7.3 be deemed a waiver of recourse granted by GenVec or GenVec insurers to Buyer or Buyer insurers, or to contradict or in any manner whatsoever restrict other provisions of this Agreement.

        7.4   Nothing in this Article 7 is intended to limit or restrict the parties' indemnification obligations set forth in Sections 6.3 and 6.4 of the Asset Purchase Agreement; provided, however, that neither party may seek or recover indemnification from the other party for the same Losses under both this Agreement and the Asset Purchase Agreement.

8.    Security Interest

        8.1.  In order to secure the full and punctual payment and performance of all liabilities and other obligations of Buyer under this Agreement (collectively, the "Obligations"), Buyer hereby conveys, assigns, pledges and grants to GenVec and its successors and assigns a continuing and unconditional security interest in and to, and assigns to GenVec as security, all right, title and interest of Buyer in, to or under (i) the Patents, including those Patents hereafter acquired by Buyer, the Related Trade Secrets, and trade secrets hereafter acquired by Buyer that are used by Buyer as means of practicing the Patents or otherwise derived from the Patents or Related Trade Secrets; (ii) all rights of Buyer as licensor of any of the items identified in clause (i) above, (iii) the Assigned Agreements and all rights to payment and other rights thereunder, (iv) the right to recover damages and/or profits that have arisen from infringement or misappropriation of the items identified in clause (i) above and breach of the Assigned Agreements and any other licenses of the items identified in clause (i) above, including Commercial Tort Claims (as such term is defined in the UCC) described on Exhibit E attached hereto), and (v) any consideration received when all or any part of the property referred to above is sold, transferred, licensed, exchanged, leased, collected or otherwise disposed of, or any value received as a consequence of possession thereof, including all "Proceeds" as defined in Section 9-102(a)(64) of the UCC (collectively, the "Collateral").

        8.2.  The security interest granted hereby is granted as security only and shall not subject GenVec to, or transfer or in any way affect or modify, any obligation or liability of Buyer with respect to any of the Collateral or any transaction in connection therewith. Buyer shall perform and discharge and remain liable for all its covenants, duties, and obligations arising in connection with the Collateral and any licenses and agreements related thereto. GenVec shall not be required to perform any covenant, duty or obligation of Buyer arising in connection with the Collateral or any license or agreement related thereto or to take any other action regarding the Collateral or any such licenses or agreement.

        8.3.  Concurrently with the execution of this Agreement, Buyer shall sign and deliver a Memorandum of Security Interest in the form attached as Exhibit C and a financing statement in the form attached as Exhibit D. Upon filing any patent application or obtaining any patent included among the Patents, Buyer shall, within ten (10) days, notify GenVec of the same, supplying identifying information therefor sufficient to enable GenVec to record the Memorandum of Security Interest, and take other efforts to perfect its security interest, against the same. Buyer shall give prompt written notice to GenVec of (and in any event not later than ten (10) days prior to): (i) any change in the location of Buyer's chief executive office, principal place of business or mailing address, (ii) any change in its name, (iii) any changes in its identity, structure or jurisdiction of incorporation, and (iv) any other change in any manner which might make any financing statement or other document filed or recorded hereunder incorrect or misleading. Buyer promptly shall sign and deliver all financing statements and other documents reasonably requested by GenVec for the purpose of perfecting and maintaining its security interest in the Collateral. Buyer authorizes GenVec to prepare, file and/or record financing statements describing the Collateral, the Memorandum of Security Interest, and other appropriate documents relating hereto all without further notice to, or authorization from, Buyer and this Agreement may be filed with the United States Patent and Trademark Office or other governmental authority as proof of such authorization, to the extent necessary. GenVec may perform any and all of its duties and exercise its rights and powers by or through any one or more agents appointed by GenVec.

        8.4.  Buyer shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral. Buyer shall comply with all laws, regulations and ordinances relating to the possession, use and control of the Collateral. Buyer shall not surrender, assign, sell, lease, license, exchange, grant any option with respect to, or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except for licenses granted in the ordinary course of business for fair consideration on terms permitting the assignment thereof to GenVec in case of an Event of Default, or transfers permitted by Sections 4.1(iii) and 9.7. Buyer shall promptly provide to GenVec all information and evidence it may reasonably request concerning the Collateral to enable GenVec to assess compliance with and to enforce the provisions of this Agreement. Buyer shall pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it with respect to the Collateral prior to the date on which penalties attach thereto, except to the extent such taxes, fees, assessments or governmental charges or levies are being contested in good faith by appropriate proceedings and except to the extent that the failure to do so would not be reasonably likely to have a material adverse effect on the value of the Collateral.

        8.5.  Upon the occurrence and during the continuance of any breach or other default of any of the Obligations (an "Event of Default"), GenVec may declare any of the then outstanding monetary Obligations to be immediately due and payable and shall have, in addition to all other rights and remedies granted to GenVec in this Agreement, all rights and remedies of a secured party with a first priority security interest under the UCC and other applicable laws. Without limiting the foregoing, GenVec may collect directly any payments due to Buyer in respect of the Collateral (and Buyer shall not discharge or otherwise grant any allowance with respect to any such payment) and may sell, license, lease, assign, import, export, or otherwise dispose of the Collateral or retain the same for its own use. In the event of any disposition of the Collateral upon and during the continuance of any such Event of

Default, Buyer shall sign and deliver all documents necessary or advisable to record title to the Collateral in any transferee or transferees thereof, including valid, recordable assignments of the Patents. In the event Buyer fails or refuses to execute and deliver such documents, Buyer hereby irrevocably appoints GenVec as its attorney-in-fact, with power of substitution, to execute, deliver, and record any such documents on Buyer's behalf. Any and all cash proceeds actually received from the sale or other disposition or collection of Collateral or its use by or on behalf of GenVec, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied by GenVec to the payment of the Obligations. Any surplus thereof which exists after payment and performance in full of the then outstanding monetary Obligations shall be promptly paid over to Buyer or otherwise disposed of in accordance with the UCC or other applicable law.

        Buyer shall remain liable to GenVec for any deficiency which exists after any sale or other disposition or collection of Collateral. Buyer waives, to the fullest extent permitted by law, (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Obligations; (ii) any right to require GenVec (a) to proceed against any person, (b) to exhaust any other collateral or security for any of the Obligations, (c) to pursue any remedy in GenVec's power, or (d) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (iii) all claims, damages, and demands against GenVec arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

        8.6.  In the event any action is taken to enforce the rights of GenVec under this Agreement, in addition to such other relief as may be granted, Buyer shall be responsible for all reasonable costs and expenses, including reasonable attorneys' fees incurred in such action unless the taking of such enforcement action constitutes willful misconduct by the person taking such action.

9.    Miscellaneous

        9.1.    Further Assurances.    Each party shall sign and deliver such instruments of assignment and grant of security interest and such consents, assurances and other documents, and take such other actions, as may be reasonably requested by another party in order to vest in such party, confirm, evidence or perfect its rights hereunder and otherwise in order to fully carry out the purpose and intent of this Agreement, whether during or after the performance and/or consummation of the transactions contemplated hereby or before or after the occurrence of a default under this Agreement. Without limiting the foregoing, Buyer shall deliver to GenVec supplements to Exhibit E as soon as possible upon, but in any event no later than ten (10) days after, any responsible officer of Buyer obtaining knowledge of any Commercial Tort Claim (as such term is defined in the UCC) not listed on Exhibit E arising from infringement or misappropriation of the items identified in Section 8.1(i) or breach of the Assigned Agreements or any other licenses of the items identified in Section 8.1(i).

        9.2.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to its principles of conflicts of law, except as required by mandatory provisions of law and to the extent the validity or perfection of the security interests hereunder, or the remedies hereunder, in respect of any Collateral are governed by the law of a jurisdiction other than the State of Maryland. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS FOR THE COUNTY OF MONTGOMERY IN THE STATE OF MARYLAND; AGREES NOT TO COMMENCE ANY LEGAL PROCEEDINGS RELATED HERETO EXCEPT IN SUCH COURTS; AND WAIVES AND SHALL NOT HAVE THE RIGHT TO RAISE ANY DEFENSE OF LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, FORUM NON CONVENIENS OR SIMILAR DEFENSE FOR ANY ACTION FILED THEREIN ARISING UNDER OR IN ANY WAY RELATING TO THIS AGREEMENT.

        9.3.    Notices.    All communications hereunder shall be deemed made if given by reputable overnight courier or by registered or certified mail, postage prepaid and addressed to the party to receive such communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to GenVec:	GenVec, Inc. 65 West Watkins Mill Road Gaithersburg, MD 20878 Attention: President
With a copy to:	GenVec, Inc. 65 West Watkins Mill Road Gaithersburg, MD 20878 Attention: Chief Financial Officer
If to Buyer:	Mytogen, Inc. P.O. Box 50576 Phoenix, AZ 85076-0576 Attention: Thomas Van Weelden, President and CEO
With a copy to:	Lewis and Roca LLP 40 North Central Avenue Phoenix, AZ 85004 Attention: Thomas J. Morgan, Esq.

        9.4.    Survival.    It is the express intention and agreement of the parties that all obligations, covenants, agreements, representations, warranties, waivers and indemnities made herein shall survive the execution, delivery and performance of this Agreement until all obligations are indefeasibly paid in cash or otherwise fully performed, as the case may be.

        9.5.    No Third Party Benefit.    Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than the parties, their respective successors and assigns, and the GenVec Indemnitees any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, and all the terms, covenants, conditions and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

        9.6.    Amendments and Waivers.    This Agreement shall not be modified, supplemented, or amended, or any of its provisions waived except in a writing signed by each party. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the parties. No course of dealing between the parties or any failure or delay on the part of any such party in exercising any rights or remedies hereunder shall operate as a waiver of any rights and remedies of such party or any other party, and no single or partial exercise of any rights or remedies by one party hereunder shall operate as a waiver or preclude the exercise of any other rights and remedies of such party or any other party. No waiver by a party of any breach or default by another party shall be deemed a waiver of any other previous breach or default or of any breach or default occurring thereafter, whether of a like or different nature.

        9.7.    Binding Effect; Assignment.    This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against each party and its respective permitted successors and assigns. Buyer may assign or transfer its rights, benefits, obligations or duties hereunder or obtained hereunder, including the Patents, Related Trade Secrets and Assigned Agreements, but only (i) with GenVec's written consent, or (ii) subject to the provisions of Articles 4 and 8, either in an arm's length transaction or series of transactions for which fair value is received and fairly allocated so as to result in a payment to GenVec under Section 4.1(iii) or, after the payment obligation under Section 4.1(iii) has expired, to a financially responsible transferee with the capability to perform this Agreement, provided that in either case the transferee is obligated in writing (a copy of which shall be provided to GenVec) to make the payments required by Article 4 subject to all the same terms as Buyer and otherwise bound by all the provisions of this Agreement. Any other purported assignment or transfer without the prior express written consent of GenVec shall be void and be deemed a material breach of this Agreement. No such assignment or transfer shall relieve Buyer of its obligations hereunder. GenVec may assign or transfer all or any portion of its rights and obligations hereunder. Upon any assignment of GenVec's rights hereunder, such assignee shall have, to the extent of such assignment, all rights of GenVec hereunder and may in turn assign such rights.

        9.8.    Severabilitv.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

        9.9.    Construction.    The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be interpreted inclusively, as if followed by the words "without limitation." The words "hereof," "herein" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such form, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        9.10.    Counterparts.    This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts and facsimile shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

        9.11.    Entire Agreement.    This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any claimed oral or other agreement in respect thereto.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

GENVEC, INC.

By:	/s/ PAUL FISCHER
Name:	PAUL FISCHER
Title:	President and CEO
Date:	December 28, 2005

MYTOGEN, INC.

By:	/s/ TH VAN WEELDEN
Name:	TH VAN WEELDEN
Title:	PRES\CEO
Date:	12/28/05

ADDENDUM TO PATENT ASSIGNMENT AND SECURITY AGREEMENT

        This Addendum to Patent Assignment and Security Agreement ("Addendum") is made and entered into effective as of this 31st day of July, 2007 (the "Effective Date"), by and between the GenVec Inc., a Delaware corporation ("GenVec"), and Mytogen, Inc., a Delaware corporation ("Mytogen") (GenVec and Mytogen are sometimes hereinafter referred to as the "Parties").

        WHEREAS, GenVec and Mytogen previously entered into that certain Patent Assignment and Security Agreement dated December 28, 2005 (the "Agreement"); and

        WHEREAS, Mytogen and Advanced Cell Technology, Inc. ("ACT") entered into that certain Letter of Intent dated May 30, 2007, as amended, (the "LOI") pursuant to which ACT agrees to acquire Mytogen in a merger transaction subject to certain closing conditions (the "Merger Transaction"); and

        WHEREAS, one of the conditions to the closing of the Merger Transaction is the amendment of the Agreement as provided in this Addendum; and

        WHEREAS, GenVec and Mytogen accordingly desire to modify the terms and conditions of the Agreement as provided in this Addendum;

        NOW THEREFORE, in consideration of the premises and the terms and conditions of this Addendum, the Parties agree as follows:

        1.    Amendments to the Agreement.    The Agreement is hereby amended as follows:

          1.1    Sections 5.1 and 5.2 of the Agreement are deleted in their entirety and replaced with the following:

  Buyer shall, at its sole cost and expense, use commercially reasonable efforts to further develop and advance Cell Therapy employing the Patents and Related Trade Secrets towards various commercial applications, including the continuance of Phase I and II clinical studies and, if commercially reasonable, with progression to further stages of development, regulatory approval, manufacture, product introduction, marketing and distribution in major markets. Without limiting the generality of the foregoing, commencing with the calendar year 2008, Mytogen shall expend direct funding for its program of developing and commercializing Cell Therapy products, processes and services employing the Patents and Related Trade Secrets at a level of at least three million U.S. dollars ($3,000,000) per year until the first commercial sale of a product or process covered by the Patents or Related Trade Secrets.

          1.2    Section 6 of the Agreement is amended by deleting subsections 6.2(iii) and 6.2(iv) in their entirety.

          1.3    Section 8 of the Agreement is deleting in its entirety.

        2.    Further Assurances Regarding Subsection 4.1(iii).    GenVec agrees that it will sign and deliver such agreements and such consents, assurances and other documents, and take such other actions, as may be reasonably requested by Mytogen or ACT in order to fully carry out the purpose and intent of this Addendum and the transactions contemplated or described herein, including, without limitation, any certifications, consents, agreements and other documents required to effect the equity payment to GenVec required under subsection 4.1(iii) of the Agreement and to terminate and release on the closing date of the Merger Transaction the security interests granted and described in Section 8 of the Agreement.

        3.    Agreement Regarding Effect of Payment under Subsection 4.1(iii).    Pursuant to subsection 4.1(iii) of the Agreement, GenVec hereby agrees to accept 806,452 shares of common stock of ACT as full payment of Mytogen's payment obligations to GenVec under subsection 4.1(iii) ("GenVec Payment"). Further, and except as set forth in this Agreement, Mytogen and ACT represent and warrant to GenVec that such GenVec Payment fully represents 10% of the stock consideration issued pursuant to the Merger Transaction. GenVec hereby agrees to waive any and all right, title and interest it possesses under the Agreement to receive any pro rata share of the 1,500,000 warrants to purchase common stock issuable to Mytogen as consideration in the Merger Transaction (the "Consideration Warrants") including, without limitation, GenVec's right to receive 10% of such Consideration Warrants (i.e 150,000 warrant shares). Subject to receipt of the GenVec Payment, GenVec acknowledges and agrees that subsection 4.1(iii) shall terminate and be of no further force or effect. At the closing of the Merger Transaction, ACT shall issue GenVec a warrant to purchase 150,000 shares of ACT common stock at a strike price of $0.75 (the "Warrant"). The terms and conditions of the Warrant shall be identical to the Consideration Warrants issued to the Mytogen shareholders pursuant to the Merger Transaction.

        4.    Miscellaneous.    Capitalized terms used but not defined in this Addendum shall have the meanings ascribed to such terms in the Agreement. Each party hereby acknowledges, to the best of such party's knowledge, that the other party is in compliance with all conditions specified in the Agreement as of the date hereof and that, after giving effect to this Addendum, no Event of Default exists under the Agreement nor does any event exist which, with the giving of notice, the passage of time, or both would constitute an Event of Default. The Agreement, as amended hereby, contains the entire agreement of the Parties hereto and thereto with respect to the matters discussed herein and therein. This Addendum may not be modified except in writing signed by the Parties. Except to the extent specifically amended hereby, the terms and provisions of the Agreement are hereby ratified and affirmed in all respects and continue in full force and effect. This Addendum is confidential and neither the Addendum nor the terms and conditions of this Addendum shall be disseminated to any third party without the express written consent of the Parties; provided, however, the Parties may disclose this Addendum as required by applicable state or federal securities laws and regulations. This Addendum may be executed by the Parties in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts and facsimile shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

        IN WITNESS WHEREOF, this Addendum has been executed by duly authorized representatives of the Parties as of the Effective Date.

GENVEC INC.		MYTOGEN, INC.

By:	/s/ DOUGLAS SWIRSKY, CPA	By:	/s/ JONATHAN DINSMORE, Ph.D.
Printed Name: Douglas Swirsky, CPA Its: Chief Financial Officer		Printed Name: Jonathan Dinsmore, Ph.D. Its: President and CSO

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